Exhibit 10.22

THIS CONVERTIBLE UNSECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

THIS CONVERTIBLE UNSECURED PROMISSORY NOTE IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT DATED AS OF DECEMBER 7, 2015, BY AND AMONG THE HOLDER (AS DEFINED HEREIN), THE COMPANY (AS DEFINED HEREIN), AND OXFORD FINANCE LLC (THE “SUBORDINATION AGREEMENT”).  THE SUBORDINATION AGREEMENT CONTAINS PROVISIONS RESTRICTING, AMONG OTHER THINGS, CERTAIN PAYMENTS AND THE EXERCISE OF CERTAIN RIGHTS AND REMEDIES BY THE HOLDER.  IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS NOTE AND THE SUBORDINATION AGREEMENT, THE TERMS OF THE SUBORDINATION AGREEMENT SHALL CONTROL.

UNSECURED PROMISSORY NOTE

$10,000,000	December 7, 2015
Germantown, MD

For value received Senseonics Holdings, Inc., a Delaware corporation (the “Company”) promises to pay to Energy Capital LLC, a Florida limited liability company (the “Holder”), the principal sum of up to Ten Million Dollars and No/100 ($10,000,000), or such lesser amount as may be outstanding hereunder as outlined on Exhibit 1 attached hereto, with simple interest on the outstanding principal amount at the rate of Six and Ninety-Five Hundredths percent (6.95%) per annum.  Interest on the outstanding principal amount shall commence with the date of the first advance and shall continue on the outstanding principal until paid in full or converted.  Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

1.                                      This note (the “Note”) is to be issued to Holder pursuant to the terms of that certain Note Purchase Agreement (the “Agreement”), dated as of December 7, 2015 (the “Agreement Date”), by and between the Company and the Holder.

2.                                      All payments of interest and principal shall be in lawful money of the United States of America.  All payments shall be applied first to accrued interest, and thereafter to principal.

3.                                      The Note shall be due and payable in the event that the Company issues and sells shares of its equity securities in an Underwritten Public Offering with total proceeds to the Company of not less than $45,000,000 (excluding this Note) (the “$45 Million Equity Offering”), whereupon the outstanding principal balance of the Note, plus all accrued but unpaid interest thereon, will become due within ten (10) days after the closing of the $45 Million Equity Offering (the “Maturity Date”).

4.                                      The entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on the Maturity Date.

5.                                      In the event of any default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

6.                                      If there shall be any Event of Default hereunder, at the option and upon the declaration of Holder of this Note and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Section 7(c) or 7(d)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an Event of Default:

(a)                                 The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b)                                 The Company shall default in its performance of any covenant under the Agreement;

(c)                                  The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(d)                                 An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

7.                                      The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

8.                                      This Note shall be governed by and construed under the laws of the State of Delaware, as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware, without giving effect to conflicts of laws principles.

9.                                      The indebtedness evidenced by this Note is subordinated in right of payment to the prior payment in full of any senior indebtedness in existence on the date of this Note.  “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, all amounts due in connection with (a) indebtedness of the Company to banks or other lending institutions regularly engaged in the business of lending money (excluding venture capital, investment banking or similar institutions and their affiliates, which sometimes engage in lending activities but which are primarily engaged in investments in equity securities), including without limitation, pursuant to that certain Loan and Security Agreement, dated as of July 31, 2014, by and among, Company and Senseonics, Incorporated, as borrowers, and Oxford Finance LLC, as collateral agent and a lender and the other lenders party thereto from time to time have (as amended, supplemented or otherwise modified from time to time) and (b) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

10.                               Any term of this Note may be amended or waived with the written consent of the Company and Holder.

11.                               This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company.  Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee.  Interest and principal shall be paid solely to the registered holder of this Note.  Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

SENSEONICS HOLDINGS, INC.

By:	/s/ R. Don Elsey
	Name:	R. Don Elsey
	Title:	Chief Financial Officer

EXHIBIT 1

SCHEDULE OF ADVANCES UNDER PROMISSORY NOTE

DATE	ACTION	AMOUNT	OUTSTANDING PRINCIPAL BALANCE	MAKER’S INITIAL